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                               EXHIBIT 12(b)

               CHEMICAL BANKING CORPORATION and Subsidiaries

             Computation of ratio of earnings to fixed charges
                 and preferred stock dividend requirements
                        (in millions, except ratios)

                                                    Three Months Ended
                                                      March 31, 1995
                                                    ------------------
    EXCLUDING INTEREST ON DEPOSITS
    ------------------------------
    Income before Income Taxes and Effect
      of Accounting Change                                 $   660
                                                           -------

    Fixed charges:
      Interest expense                                         659
      One third of rents, net of
       income from subleases (a)                                23
                                                           -------
    Total fixed charges                                        682
                                                           -------

    Less:  Equity in undistributed income of affiliates       (56)
                                                           -------

    Earnings before taxes, fixed charges and
      effect of accounting change, excluding
      capitalized interest                                 $ 1,286
                                                           =======

    Fixed charges, as above                                $   682

    Preferred stock dividends                                   30
                                                           -------

    Fixed charges including preferred stock dividends      $   712
                                                           =======

    Ratio of earnings to fixed charges and
      preferred stock dividend requirements                   1.81

    INCLUDING INTEREST ON DEPOSITS
    ------------------------------
    Fixed charges including preferred stock dividends      $   712

    Add:  Interest on deposits                                 851
                                                           -------

    Total fixed charges including preferred stock
       dividends and interest on deposits                  $ 1,563
                                                           =======

    Earnings before taxes, fixed charges and
      effect of accounting change, excluding
      capitalized interest, as above                       $ 1,286

    Add:  Interest on deposits                                 851
                                                           -------

    Total earnings before taxes, fixed charges,
      effect of accounting change and interest
      on deposits                                          $ 2,137
                                                           =======

    Ratio of earnings to fixed charges and preferred
      stock dividend requirement                              1.37
                                                           =======

    [FN]
    (a)  The proportion deemed representative of the interest factor.
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